Exhibit 10.1
Execution Copy
AMENDED AND RESTATED GUARANTY AGREEMENT
     THIS AMENDED AND RESTATED GUARANTY AGREEMENT, dated as of January 17, 2008 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), is made among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (“Prudential”), TCTM, L.P., a Delaware limited partnership (“TCTM”), TEPPCO MIDSTREAM COMPANIES, LLC, a Texas limited liability company (“TMC”), TEPPCO PARTNERS, L.P., a Delaware limited partnership (“Parent”), TE PRODUCTS PIPELINE COMPANY, LLC, a Texas limited liability company (“TEPPCO”, and together with TCTM, TMC and Parent, individually and collectively, jointly and severally, the “TEPPCO Guarantors”) and MARATHON OIL CORPORATION, a Delaware corporation (“Marathon” and together with the TEPPCO Guarantors, each, a “Guarantor” and collectively, the “Guarantors”).
     WHEREAS, Centennial Pipeline LLC, a Delaware limited liability company (the “Company”) and Prudential entered into a Master Shelf Agreement dated as of May 4, 2001, as amended by Letter Amendment No. 1 and Limited Waiver to Master Shelf Agreement dated as of May 21, 2007 (as so amended, and as the same may be further amended, supplemented or otherwise modified from time to time, the “Shelf Agreement”), pursuant to which the Company issued and sold to Prudential the Company’s senior fixed rate term notes, in the aggregate principal amount of $140,000,000 (the “Notes”).
     WHEREAS, In connection with the Shelf Agreement, Panhandle Eastern Pipe Line Company (“PEPL”), TEPPCO and Marathon Petroleum Company LLC, a Delaware limited liability company formerly known as Marathon Ashland Petroleum LLC (“MAP”), entered into a Guaranty Agreement dated as of May 4, 2001, as amended by (i) Assignment, Assumption and Amendment No. 1 to Guaranty Agreement dated as of February 14, 2003 (“Amendment No. 1”) and (ii) Assignment, Assumption and Amendment No. 2 to Guaranty Agreement dated as of May 21, 2007 (“Amendment No. 2”; such Guaranty Agreement, as so amended by Amendment No. 1 and Amendment No. 2, the “Original Sponsor Guaranty”).
     WHEREAS, Pursuant to Amendment No. 1, PEPL assigned to each of TEPPCO and MAP, and TEPPCO and MAP each assumed, 50% of the duties and obligations of PEPL under the Original Sponsor Guaranty.
     WHEREAS, Pursuant to Amendment No. 2, MAP assigned all of its rights and obligations under the Original Sponsor Guaranty to Marathon, and Marathon assumed all of MAP’s rights and obligations under the Original Sponsor Guaranty.
     WHEREAS, TEPPCO and Marathon have requested that Prudential agree to amend and restate the Original Guaranty Agreement in order to allow TCTM, TMC and Parent to become guarantors of the Guaranteed Obligations (as defined herein) and in order to make certain other amendments as more particularly described herein and, subject to the terms and conditions set forth herein, Prudential is willing to agree to such amendment and restatement.
     NOW THEREFORE, in consideration of the foregoing, each of the Guarantors and Prudential agrees that the original Sponsor Guaranty is hereby amended and restated in its entirety, for the benefit of each of the Purchasers (as defined in the Shelf Agreement), as follows:
1.	DEFINED TERMS; ACCOUNTING MATTERS.
     (a) Defined Terms. All capitalized terms used herein, unless specifically otherwise defined, shall have the meanings ascribed to them in the Shelf Agreement. In addition, the terms defined in the introductory paragraph and recitals of this Guaranty Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:
     “Acceptable Bank” shall mean a commercial bank organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $250,000,000 and having a senior unsecured long-term debt rating of A- or better from S&P and A3 or better from Moody’s.
     “Acceptable Credit Support” shall mean any of the following, in each case upon terms and conditions, and pursuant to documentation in form and substance, reasonably satisfactory to the Required Holder(s):
(i)	cash or Cash Equivalents, in an amount equal to such Guarantor’s Pro Rata Portion of the Maximum Credit Support Amount on the date Acceptable Credit Support is to be provided pursuant to the terms of this Guaranty Agreement, deposited in an account with an Acceptable Bank, which account, the cash or Cash Equivalents deposited therein, all interest or other earnings thereon and all other proceeds thereof are subject to a first priority perfected security interest in favor of the holders of Notes;

(ii)	an Acceptable Letter of Credit, in a face amount equal to such Guarantor’s Pro Rata Portion of the Maximum Credit Support Amount on the date Acceptable Credit Support is to be provided pursuant to the terms of this Guaranty Agreement;

(iii)	a guaranty of such Guarantor’s Pro Rata Portion of the Guaranteed Obligations, substantially in the form of this Guaranty Agreement and provided by an Affiliate of such Guarantor that (a) directly or indirectly owns a majority of the issued and outstanding Capital Securities of such Guarantor and (b) has a senior unsecured long-term debt rating of BBB- or better from S&P and Baa3 or better from Moody’s;

(iv)	a guaranty of such Guarantor’s Pro Rata Portion of the Guaranteed Obligations, substantially in the form of this Guaranty Agreement and provided by an Affiliate of such Guarantor that (a) directly or indirectly owns a majority of the issued and outstanding Capital Securities of such Guarantor and (b) that does not have a senior unsecured long-term debt rating of BBB- or better from S&P and Baa3 or better from Moody’s, but with credit acceptable to the Required Holder(s), as determined by the Required Holder(s) in their sole discretion; or

(v)	(a) at the sole option of the TEPPCO Guarantors, a guaranty by the TEPPCO Guarantors of the Marathon Pro Rata Portion of the Guaranteed Obligations, provided, that, on such date Parent has a senior unsecured long-term debt rating of BBB- or better from S&P and Baa3 or better from Moody’s or (b) at the sole option of Marathon, a guaranty by Marathon of the TEPPCO Pro Rata Portion of the Guaranteed Obligations, substantially in the form of this Guaranty Agreement, provided, that, as of such date Marathon has a senior unsecured long-term debt rating of BBB- or better from S&P and Baa3 or better from Moody’s.
     “Acceptable Letter of Credit” shall mean an irrevocable standby letter of credit substantially in the form of Exhibit A attached hereto, issued by an Acceptable Bank and drawable in New York, New York or Dallas, Texas.
     “Authorized Officer” shall mean, with respect to any Guarantor, such Guarantor’s president, its chief financial officer, its treasurer, any of its vice presidents or any other officer designated by such Guarantor from time to time.
     “Cash Equivalents” shall mean (i) direct obligations of, or obligations the timely payment of principal and interest of which are fully and unconditionally guaranteed by, the United States of America, in any case maturing within one year after the acquisition thereof, (ii) shares of money market mutual funds that are classified as current assets in accordance with GAAP and that invest solely in investments of the type described in the foregoing clause (i), the shares of which mutual funds are rated AAA by S&P, and which mutual funds are managed by Persons having capital and surplus in excess of $250,000,000, and (iii) certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisitions thereof issued by a commercial bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $250,000,000 and being rated “A-” or better by S&P or “A3” or better by Moody’s.
     “Covenant Default” shall mean, with respect to any Guarantor, that either (i) such Guarantor fails to perform or observe any term, covenant or agreement contained in Section 10(b) of this Guaranty Agreement or (ii) such

Guarantor fails to perform or observe any agreement or covenant contained in Section 10(a) of this Guaranty Agreement, and, in the case of this clause (ii), such failure shall not be remedied within 30 days after any Responsible Officer of such Guarantor obtains actual knowledge thereof.
     “Credit Fee” shall have the meaning specified in Section 12(b)(i) of this Guaranty Agreement.
     “Credit Fee Termination Date” shall have the meaning specified in Section 12(b)(iii) of this Guaranty Agreement.
     “Effective Date” shall have the meaning specified in Section 25 of this Guaranty Agreement.
     “Guaranteed Obligations” shall have the meaning specified in Section 2 of this Guaranty Agreement.
     “Majority Holder(s)” shall mean, at any time, the holder or holders of at least 51% of the aggregate principal amount of the Notes outstanding at such time, excluding all Notes held by the Company or any Affiliate of the Company.
     “Marathon Pro Rata Portion” shall mean, as to Marathon, 50%.
     “Material Adverse Effect” shall mean, with respect to any Guarantor, (i) a material adverse effect on the business, assets, operations, or financial condition of such Guarantor and its Subsidiaries, taken as a whole, (ii) material impairment of such Guarantor’s ability to perform any of its respective obligations under this Guaranty Agreement or (iii) material impairment of the validity or enforceability of the rights of the holders of any of the Notes under this Guaranty Agreement.
     “Maximum Credit Support Amount” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) the aggregate principal amount of Term Notes then outstanding, plus (ii) the aggregate principal amount of Accepted Notes (as defined in the Shelf Agreement) which have not yet been purchased and sold pursuant to the Shelf Agreement prior to such date, plus (iii) the Available Facility Amount (as defined in the Shelf Agreement) as of such date, plus (iv) an amount equal to the amount of interest, calculated at the highest rate of interest applicable to any Notes then outstanding, that would accrue and be payable for any six-month period on Notes with an aggregate principal balance equal to the sum of the amounts set forth in clauses (i), (ii) and (iii).
     “Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
     “Pro Rata Portion” shall mean, (i) as to each TEPPCO Guarantor, in each case on a joint and several basis with the other TEPPCO Guarantors, the

TEPPCO Pro Rata Portion and (ii) as to Marathon, the Marathon Pro Rata Portion.
     “Representation Default” shall mean, with respect to any Guarantor, that a representation or warranty made by such Guarantor in this Guaranty Agreement or by such Guarantor or any of its officers in any writing furnished in connection with or pursuant to the Shelf Agreement, the Revolving Note Agreement or this Guaranty Agreement shall be false in any material respect on the date as of which made.
     “Responsible Officer” shall mean, with respect to a Guarantor, the chief executive officer, chief operating officer, chief financial officer or chief accounting officer, or any other officer involved principally in its financial administration or its controllership function.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Split Rating” shall mean, with respect to (i) any of the TEPPCO Guarantors, that Parent possesses or (ii) Marathon, that Marathon possesses, either (A) a senior unsecured long-term debt rating of BB+ from S&P and a senior unsecured long-term debt rating of Baa3 or better from Moody’s or (B) a senior unsecured long-term debt rating of Ba1 from Moody’s and a senior unsecured long-term debt rating of BBB- or better from S&P.
     “Sponsor Default Event” shall mean, with respect to (i) any of the TEPPCO Guarantors, that (A) Parent possesses either of the following: (1) a senior unsecured long-term debt rating of BB+ or worse from S&P and a senior unsecured long-term debt rating of Ba2 or worse from Moody’s, or (2) a senior unsecured long-term debt rating of Ba1 or worse from Moody’s and a senior unsecured long-term debt rating of BB or worse from S&P; or (B) either S&P or Moody’s ceases to maintain a senior unsecured long-term debt rating for Parent or (ii) Marathon, that (A) Marathon possesses either of the following: (1) a senior unsecured long-term debt rating of BB+ or worse from S&P and a senior unsecured long-term debt rating of Ba2 or worse from Moody’s, or (2) a senior unsecured long-term debt rating of Ba1 or worse from Moody’s and a senior unsecured long-term debt rating of BB or worse from S&P; or (B) either S&P or Moody’s ceases to maintain a senior unsecured long-term debt rating for Marathon. With respect to any of the TEPPCO Guarantors or Marathon, a Sponsor Default Event shall also be deemed to have occurred if Parent or Marathon, as applicable, fails to comply with the provisions of either of clauses (a) or (b) of Section 12 hereof, within the time periods specified therein.
     “TEPPCO Pro Rata Portion” shall mean, jointly and severally as to the TEPPCO Guarantors, 50%.

     “Trigger Event” shall mean, with respect to (i) any of the TEPPCO Guarantors, that Parent possesses or (ii) Marathon, that Marathon possesses, any of the following: (A) a senior unsecured long-term debt rating of BB+ from S&P and a senior unsecured long-term debt rating of Ba1 from Moody’s; (B) a senior unsecured long-term debt rating of BBB- or better from S&P and a senior unsecured long-term debt rating of Ba2 or worse from Moody’s; or (C) a senior unsecured long-term debt rating of Baa3 or better from Moody’s and a senior unsecured long-term debt rating of BB or worse from S&P.
     (b) Accounting and Legal Principles, Terms and Determinations. All references in this Guaranty Agreement to “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Guarantor and its Subsidiaries delivered pursuant to clause (ii) of Section 10(a) hereof or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B of the Shelf Agreement.
2.	THE GUARANTY. Each of (a) the TEPPCO Guarantors hereby irrevocably, unconditionally and jointly and severally guarantees to each holder from time to time of any of the Notes, the TEPPCO Pro Rata Portion and (b) Marathon hereby irrevocably and unconditionally guarantees to each holder from time to time of any of the Notes, the Marathon Pro Rata Portion, of (i) the due and punctual payment in full of the principal of, Yield-Maintenance Amount or Breakage Cost Obligations, if any, interest and all other amounts due under the Notes from time to time outstanding, when and as the same shall become due and payable, whether at stated maturity or by required or optional prepayment or purchase, by acceleration or otherwise (including interest due on overdue payments of principal, Yield-Maintenance Amount or Breakage Cost Obligations, if any, or interest at the rate set forth in the Notes or any other amounts due thereunder) which may become due under the terms and provisions of the Notes or the Shelf Agreement, and (ii) the full and prompt payment of all other obligations and liabilities of the Company under the Shelf Agreement or under any other Shelf Documents (collectively, the “Note Documents”) (all such obligations, covenants, conditions and agreements described in the foregoing clauses (i) and (ii) being hereinafter collectively referred to as the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectibility and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any of such Guaranteed Obligations, each of Marathon, on one hand, and the TEPPCO Guarantors, on the other hand, severally (but not jointly) agrees to pay their respective Pro Rata Portion of the same when due to the holders of the Notes entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, at the place for payment specified in the Notes and the Shelf Agreement. Each default in payment of principal of, Yield-Maintenance Amount or Breakage Cost Obligations, if any, or interest or any other amounts due on any Note shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each of the Guarantors hereby agrees that the Notes issued in connection with the Shelf Agreement may make reference to this guaranty.

Each of the Guarantors hereby agrees, to the extent of its applicable Pro Rata Portion, to pay and to indemnify and save the holders of the Notes harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (i) any breach by such Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty Agreement, the Notes, the Shelf Agreement or any other Note Document, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, and (ii) any legal action commenced to challenge the validity of this Guaranty Agreement, the Notes, the Shelf Agreement or any other Note Document. Notwithstanding any other provision of this Guaranty Agreement to the contrary, all obligations of the TEPPCO Guarantors under this Guaranty Agreement are joint and several as among the TEPPCO Guarantors.
3.	OBLIGATIONS ABSOLUTE. The obligations of each of the Guarantors hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Shelf Agreement or any other Note Documents, shall not be subject to any counterclaim, setoff, deduction or defense (other than indefeasible payment) based upon any claim such Guarantor may have against the Company or any holder of the Notes or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment, modification of or supplement to the Shelf Agreement, the Notes or any other instrument referred to therein (except that the obligations of such Guarantor hereunder shall apply to the Shelf Agreement, the Notes or such other instruments as so amended, modified or supplemented) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes, (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes or in respect of the Shelf Agreement or any other Note Document; (c) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (d) any merger, amalgamation or consolidation of such Guarantor or of the Company into or with any other corporation or any sale, lease or transfer of any or all of the assets of such Guarantor or of the Company to any person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with such Guarantor; or (f) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each of the Guarantors covenants that, unless released in accordance with Section 13 hereof, its obligations hereunder will not be discharged except by payment in full of its Pro Rata Portion of the Guaranteed Obligations.

4.	WAIVER. Each of the Guarantors unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by the Company in the payment of any amounts due under the Notes, the Shelf Agreement or any other Note Document, and of any of the matters referred to in Section 3 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of each holder from time to time of the Notes against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or such Guarantor with respect to any Note, notice to the Company or to such Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to the enforcement, assertion or exercise by any holder of the Notes of any right, power or remedy conferred in this Guaranty Agreement, the Shelf Agreement, the Notes or any other Note Document, (d) any requirement or diligence on the part of any holder of the Notes and (e) any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or which might otherwise operate as a discharge of such Guarantor.
5.	OBLIGATIONS UNIMPAIRED. Each of the Guarantors authorizes the holders of the Notes, without notice or demand to such Guarantor and without affecting its obligations hereunder, from time to time (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, all or any part of the Notes, the Shelf Agreement or any other instrument referred to therein, (b) to take and hold security for the payment of the Notes, for the performance of this Guaranty Agreement or otherwise for the indebtedness guaranteed hereby and to exchange, enforce, waive and release any such security, (c) to apply any such security and to direct the order or manner of sale thereof as the holders of the Notes in their sole discretion may determine; (d) to obtain additional or substitute endorsers or guarantors; (e) to exercise or refrain from exercising any rights against the Company and others; and (f) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, Yield-Maintenance Amount or Breakage Cost Obligations, if any, or interest or any other amounts due on the Notes and any other Guaranteed Obligation hereunder. Each of the Guarantors waives any right to require the holders of the Notes to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other person or to pursue any other remedy available to such holders.
6.	SUBROGATION. Each of the Guarantors agrees that it will not exercise any rights which it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement or indemnity or any rights or recourse to any security for the Notes or this Guaranty Agreement unless and until all of the obligations, undertakings or conditions to be performed or observed by the Company pursuant to the Notes, the Shelf Agreement and any other Note Document at the time of such Guarantor’s exercise of any such right shall have been performed, observed or paid in full.

7.	REINSTATEMENT OF GUARANTY. This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder of the Notes for principal of, Yield-Maintenance Amount or Breakage Cost Obligations, if any, or interest on the Notes or any of the other Guaranteed Obligations is rescinded or must otherwise be restored or returned by such holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any substantial part of its property, or otherwise, all as though such payments had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration shall at such time be prevented or the right of any holder of a Note to receive any payment under any Note shall at such time be delayed or otherwise affected by reason of the pendency against the Company of a case or proceeding under a bankruptcy or insolvency law, each of the Guarantors agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holders of the Notes had accelerated the same in accordance with the terms of the Shelf Agreement, and such Guarantor shall forthwith pay its Pro Rata Portion of such accelerated principal amount, accrued interest and Yield-Maintenance Amount or Breakage Cost Obligations, if any, or any other amounts due thereon and any other amounts guaranteed hereunder.
8.	PAYMENTS. Each of (a) Marathon, on one hand, and (b) the TEPPCO Guarantors, on the other hand, hereby severally (but not jointly) guaranty that their respective Pro Rata Portion of the Guaranteed Obligations will be paid to each holder of the Notes in lawful currency of the United States of America and in immediately available funds, at the times and places provided in, and otherwise strictly in accordance with the terms and provisions of, the Shelf Agreement and the Notes (regardless of any law, regulation or decree now or hereafter in effect which might in any manner affect the Guaranteed Obligations, or the rights of any such holder with respect thereto as against the Company, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Company of any or all of the Guaranteed Obligations), without set-off or counterclaim and free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein) excluding income and franchise taxes of the United States of America or any political subdivision, state or taxing authority thereof or therein (including Puerto Rico) (such non-excluded taxes being called “Foreign Taxes”). If any Foreign Taxes are required to be withheld from any amount payable to any such holder under this Guaranty Agreement or under the Notes, the amounts so payable to such holder shall be increased to the extent necessary to yield to such holder (after payment of all Foreign Taxes) interest or any such other amounts at the rates or in the amounts specified in the Shelf Agreement and the Notes.
9.	RANK OF GUARANTY. Each of the Guarantors agrees that its obligations under this

Guaranty Agreement shall rank at least pari passu with all other unsecured senior obligations of such Guarantor now or hereafter existing.
10.	ADDITIONAL COVENANTS OF THE GUARANTORS.
     (a) General. So long as the Notes are outstanding or the Shelf Agreement shall remain in effect, each of the Guarantors agrees that unless the Majority Holder(s) otherwise consent in writing:
(i)	Maintenance of Existence, Etc. Such Guarantor will at all times do or cause to be done all things necessary to maintain and preserve its corporate, limited liability company or partnership existence.

(ii)	Financial Statements, Etc. Each of Marathon and Parent will furnish to each holder of any Notes that is a Permitted Transferee:
     (A) beginning with the fiscal year ending December 31, 2007, as soon as available, and in any event within 120 days after the end of each fiscal year of such Guarantor, a consolidated balance sheet of such Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and sources of funds of such Guarantor and its consolidated Subsidiaries for such fiscal year, prepared in conformity with GAAP consistently applied (except as disclosed in the notes thereto) and reported on by independent accountants of recognized national standing;
     (B) as soon as available, and in any event within 60 days after the end of each quarter (except the last quarter) of each fiscal year of such Guarantor, a consolidated balance sheet of such Guarantor and its consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of operations and sources of funds of such Guarantor and its consolidated Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, in each case setting forth comparative figures for the related periods in the prior fiscal year, certified by the chief financial officer, the chief accounting officer or the treasurer of such Guarantor to have been prepared in accordance with generally accepted accounting principals consistently applied (except as disclosed in the notes thereto and subject to normal year-end adjustments);
     (C) concurrently with the delivery each year of the financial statements furnished pursuant to Section 10(a)(ii)(A), an officer’s certificate of such Guarantor certifying that the signer has reviewed, or caused to be reviewed by persons under his supervision, the relevant terms of this Guaranty Agreement and has made, or caused to be made under his supervision, a review of the transactions and financial condition of such

Guarantor and its consolidated Subsidiaries during the preceding year, and that such review has not disclosed the existence during such period, nor does the signer have knowledge of the existence as at the date of such certificate, of a default hereunder or with respect to the Guaranteed Obligations or, if any such a default existed or exists, specifying the nature and period of existence thereof and what action such Guarantor has taken or is taking or proposed to take with respect thereto; and
     (D) concurrently with each delivery of financial statements furnished pursuant to Section 10(a)(ii)(A) or Section 10(a)(ii)(B), an officer’s certificate of Marathon and Parent certifying that no Split Rating, Trigger Event, Sponsor Default Event or other downgrade in senior unsecured long-term debt ratings with respect to such Guarantor has occurred or, if any such event has occurred, specifying the nature and period of existence thereof.
(iii)	Notices, Etc. Such Guarantor will furnish to each holder of any Notes:
     (A) promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge of any Split Rating, Trigger Event, Sponsor Default Event or other downgrade in senior unsecured long-term debt ratings with respect to such Guarantor, an officer’s certificate of such Guarantor specifying the nature and period of existence thereof; and
     (B) with reasonable promptness, such other information relating to such Guarantor or any of its Subsidiaries as any holder of a Note may from time to time reasonably request.
(iv)	Inspections, Etc. Such Guarantor will permit any authorized representative of any holder of the Notes, upon reasonable prior notice and at the expense of such holder, to visit and discuss with such Guarantor’s officers the financial condition of such Guarantor and such Guarantor’s ability to comply with its obligations hereunder, all at such reasonable times and intervals as such holder may request.
     (b) Merger, Consolidation. Each of the Guarantors agrees that, so long as this Guaranty Agreement shall remain in effect, it shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets as an entirety (whether by one transaction or a series of related transactions) to any Person, unless:
(i)	the successor entity formed by such consolidation or into which such Guarantor is merged or the successor entity which acquires by conveyance, transfer or lease all or substantially all of its assets as an entirety shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the fair market value of the portion of such successor entity’s assets and properties that are located within the United States shall be not less than $150,000,000;

(ii)	such successor entity (or entity to which all or substantially all of such Guarantor’s assets shall have been conveyed, transferred or leased) shall expressly assume in writing by instrument or instruments reasonably satisfactory to the Majority Holder(s), in scope, form and legal effect, the due and punctual payment, performance and observance of all obligations of such Guarantor under this Guaranty Agreement, with the same effect as if such entity had originally been named Guarantor herein or had been a party hereto;

(iii)	prior to and immediately after giving effect to such transaction, no Default or Event of Default (as such terms are defined in the Shelf Agreement) shall exist;

(iv)	such Guarantor shall have delivered to each of the holders of the Notes an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease and the assumption agreement required by clause (ii) above comply with the provisions of this Section 10(b) and that such officer has confirmed such compliance with legal counsel not unsatisfactory to the Majority Holder(s); and

(v)	immediately after giving effect to such transaction, the tangible net worth (calculated in accordance with GAAP) of the successor entity formed by such consolidation or into which such Guarantor is merged or the successor entity which acquires by conveyance, transfer or lease all or substantially all of such Guarantor’s assets, shall not be less than that of such Guarantor immediately prior to such transaction.
     Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of such Guarantor as an entirety in accordance with this Section 10(b), the successor entity formed by such consolidation or into which such Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, such Guarantor under this Guaranty Agreement, with the same effect as if such successor entity had been named as a Guarantor herein. Such conveyance, transfer or lease of all or substantially all of the assets of such Guarantor as an entirety shall have the effect of releasing such Guarantor (or any successor entity which shall theretofore have become such in the manner prescribed in this Section 10(b)) from its obligations hereunder.

11. REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.
     Each of the Guarantors represents and warrants as follows:
     (a) Organization, Good Standing and Location. Such Guarantor (and in the case of each Guarantor that is a limited partnership, its general partner) is (i) a corporation, limited partnership or limited liability company (as applicable) duly organized, validly existing and in good standing under the laws of its state of organization, (ii) duly qualified and authorized to do business and in good standing in every other jurisdiction where the nature of its business requires such qualification and (iii) has all requisite corporate, limited partnership or limited liability company (as applicable) power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted. Such Guarantor has the requisite corporate, limited partnership or limited liability company (as applicable) power to enter into and perform its obligations under this Guaranty Agreement.
     (b) Approval and Enforceability of Guaranty Agreement. The execution, delivery and performance of this Guaranty Agreement has been duly authorized by all necessary corporate, partnership or limited liability company (as applicable) action on the part of such Guarantor (and in the case of each Guarantor that is a limited partnership, its general partner). The Guaranty Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms.
     (c) Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Guarantor (or, in the case of each Guarantor that is a limited partnership, to the knowledge of its general partner), threatened against such Guarantor or any of its Subsidiaries, or any properties or rights of such Guarantor or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to have a Material Adverse Effect.
     (d) Conflicting Agreements and Other Matters. Neither such Guarantor nor any of its Subsidiaries is a party to or otherwise subject to any contract or agreement or subject to any charter or other corporate, limited partnership or limited liability company (as applicable) restriction which could reasonably be expected to have a Material Adverse Effect. Neither the execution nor delivery of this Guaranty Agreement, the Shelf Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Shelf Agreement, the Notes and any other Note Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of such Guarantor or any of its Subsidiaries pursuant to, the charter, by-laws, limited partnership agreement, limited liability company agreement, regulations or other organizational documents of such Guarantor or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders or members), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor or any of its Subsidiaries is subject. Neither such Guarantor nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, limited partnership agreement, limited liability company agreement or other organizational documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Guarantor represented by this Guaranty Agreement or Indebtedness of the Company of the type to be evidenced by the Notes.
     (e) Governmental Consent. Neither the nature of such Guarantor or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between such Guarantor or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of this Guaranty Agreement and the Shelf Agreement and the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Guaranty Agreement and the Shelf Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Shelf Agreement or the Notes.
     (f) Disclosure. This Guaranty Agreement, together with each other document, certificate or statement furnished to any holder of Notes by or on behalf of such Guarantor in connection herewith, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to such Guarantor or any of its Subsidiaries (and not applicable to the oil and gas industry generally) which materially adversely affects or in the future may (so far as such Guarantor can now foresee) materially adversely affect the business, property or assets, financial condition or operations of such Guarantor and its Subsidiaries and which has not been set forth in this Guaranty Agreement or in the other documents, certificates and statements furnished to the holders of Notes by or on behalf of such Guarantor prior to the date hereof in connection with the transactions contemplated hereby.
12. CREDIT MAINTENANCE REQUIREMENTS.
     (a) Split Rating.
     (i) In the event Marathon or Parent receives a Split Rating, such Guarantor shall at its option, exercised by written notice to each holder of Notes within five Business Days after the announcement by S&P or Moody’s, as applicable, of the rating downgrade that results in such Split Rating, provide the holders of Notes with either (A) from such Guarantor or the applicable Subsidiary of such Guarantor holding membership interests in the Company, as applicable, a first priority perfected pledge of and security interest in such Guarantor’s or such Subsidiary’s membership interest in the Company, which shall be subject to no options, rights of first refusal or other restrictions on transfer, within 10 Business Days following the date of such notice from such Guarantor, by executing and delivering, or causing such Subsidiary to execute and deliver, a Pledge Agreement in substantially the form attached hereto as Exhibit B, and by performing and satisfying, or causing such Subsidiary to perform and satisfy, all of the terms and conditions set forth therein with respect to creation and perfection of such pledge and security interest, or (B) Acceptable Credit Support within 30 Business Days following the date of such notice from such Guarantor, which collateral or other credit support shall also be upon terms and conditions and pursuant to documentation in form and substance reasonably satisfactory to the Required Holder(s).
     (ii) Any pledge of membership interests by a Guarantor, or by a Subsidiary of such Guarantor, following receipt by Marathon or Parent of a Split Rating (the applicable Guarantor receiving such Split Rating being referred to herein as the “Split Rated Guarantor”) will be released by the holders of Notes (A) if such Split Rated Guarantor reestablishes both (I) a senior unsecured long-term debt rating of BBB- or better from S&P and (II) a senior unsecured long-term debt rating of Baa3 or better from Moody’s or (B) if Acceptable Credit Support is provided by one or more TEPPCO Guarantors or Marathon, as applicable.
     (iii) For avoidance of doubt, (A) no Credit Fee shall be assessed in the event of a Split Rating and (B) so long as a Sponsor Default Event shall not have been deemed to have occurred as a result of a Guarantor’s failure to comply with the provisions of this Section 12(a) within the time periods specified herein, the providing of Acceptable Credit Support shall not be required in the event of a Split Rating, but shall instead be provided only at the option of the applicable Guarantor in lieu of pledging its membership interest, or causing its applicable Subsidiary to pledge such Subsidiary’s membership interest, in the Company.
     (b) Trigger Event.
     (i) Upon the occurrence of a Trigger Event with respect to Marathon, on one hand, or Parent, on the other hand (the applicable Guarantor with respect to which such Trigger Event occurred being referred to herein as the “Trigger Guarantor”), the Required Holder(s), at their option and by written notice delivered to such Trigger Guarantor, may assess such Trigger Guarantor, a “Credit Fee” (calculated with respect to the applicable Pro Rata Portion, as more fully described hereinbelow), which shall be determined by the Required Holder(s) in their sole discretion, in a manner consistent with the Required Holder(s)’

customary and prevailing investment pricing practices for comparable issuers of debt securities of similar type and tenor, with reference to the increased credit spreads attributable to the change in credit quality of Marathon or Parent represented by such Trigger Event; provided, that in no event shall any such increased credit spread used to determine a Credit Fee exceed 6.00% per annum. Any Credit Fee assessed to Marathon, on one hand, or the TEPPCO Guarantors, on the other hand, shall be calculated by multiplying (A) the percentage amount corresponding to such Guarantor’s Pro Rata Portion by (B) the sum of the products obtained by multiplying (I) the increases in credit spreads, determined as set forth in the immediately preceding sentence, by (II) the aggregate outstanding principal amount of Notes of respective corresponding tenor. For purposes of calculating the portion of any Credit Fee attributable to the Revolving Notes for any period, the outstanding principal amount of Revolving Notes shall be deemed to be the average aggregate daily balance of Revolving Loans outstanding during such period.
     (ii) In lieu of paying such Credit Fee, Marathon, on one hand, or the TEPPCO Guarantors, on the other hand, may elect, by written notice to the holders of Notes delivered at any time following a Trigger Event, to post Acceptable Credit Support as security for the payment of its Pro Rata Portion of the Guaranteed Obligations.
     (iii) Any such Credit Fee, if assessed, shall accrue and be payable from and after the date of occurrence of such Trigger Event through the earliest to occur of (A) the date the senior unsecured long-term debt ratings of (a) Parent, if Parent is the Trigger Guarantor, or (b) Marathon, if Marathon is the Trigger Guarantor, improve to a Split Rating or better, or (B) the date Acceptable Credit Support is provided by Marathon or the TEPPCO Guarantors, as applicable, if Marathon or the TEPPCO Guarantors, as applicable, has elected to post Acceptable Credit Support as provided under Section 12(b)(ii) (the earliest to occur of such dates, the “Credit Fee Termination Date”), and shall be payable by Marathon or the TEPPCO Guarantors, as applicable, directly to the holders of Notes, ratably in accordance with the respective outstanding principal amount of Notes held by such holders, in arrears on the last day of each March, June, September and December, commencing on the last day of March, June, September or December next succeeding the date of occurrence of such Trigger Event, and on the Credit Fee Termination Date.
     (c) Sponsor Default Event.
     (i) Upon the occurrence of a Sponsor Default Event with respect to Marathon, on one hand, or the TEPPCO Guarantors, on the other hand, as a result of such Guarantor’s failure to comply with the provisions of either of clauses (a) or (b) of this Section 12 within the time periods specified therein, the other Guarantors may at their option post Acceptable Credit Support on behalf of such Guarantor on or before the 30th Business Day following the expiration of the 30-Business-Day period referred to in such clause (a) or (b), as applicable.
(ii) (A) Upon the occurrence of a Sponsor Default Event with respect to any Guarantor, other than as specified in clause (i) above, the Required Holder(s), at their option and by written notice delivered to such Guarantor, may either (I) assess such Guarantor an additional Credit Fee, which shall be calculated in the manner, shall be subject to the same limitation on the increased credit spreads used in such calculation and shall accrue and be payable at the times set forth above in Section 12(b), or (II) require that such Guarantor provide Acceptable Credit Support, which may be in any form of Acceptable Credit Support other than that specified in clause (iv) of the definition thereof, as security for payment of such Guarantor’s Pro Rata Portion of the Guaranteed Obligations.
     (B) If the Required Holder(s) elect to require that such Guarantor provide such Acceptable Credit Support, such Guarantor shall have 30 Business Days following notice of such election to post such Acceptable Credit Support. If such Guarantor fails to post Acceptable Credit Support within such 30-Business Day period, the other Guarantors may at their option post such Acceptable Credit Support on behalf of such Guarantor on or before the 30th Business Day following such initial 30-Business Day period.
     (iii) The provision by a Guarantor (the “non-defaulting Guarantor”) of Acceptable Credit Support for the benefit of another Guarantor (the “defaulting Guarantor”) under the circumstances contemplated by clause (i) or subclause (ii)(B) above, shall not release the defaulting Guarantor from any liability under this Guaranty Agreement. For avoidance of doubt, if Acceptable Credit Support shall not have been provided within the time periods specified above, whether by the defaulting Guarantor or any non-defaulting Guarantor, an Event of Default shall have occurred under clause (xvii) of paragraph 7A of the Shelf Agreement. In addition, if the defaulting Guarantor shall have previously pledged its membership interest in the Company as contemplated by Section 12(a)(i), the holders of the Notes shall, upon receipt of Acceptable Credit Support from the non-defaulting Guarantor, release the pledge of such membership interest.

(d)	Representation Default.
     (i) Upon a determination that a Representation Default or a Covenant Default with respect to any Guarantor has occurred, the Required Holder(s), at their option and by written notice delivered to such Guarantor, may require that such Guarantor provide Acceptable Credit Support, which may be in any form of Acceptable Credit Support other than that specified in clause (iv) of the definition thereof, as security for payment of such Guarantor’s Pro Rata Portion of the Guaranteed Obligations.
     (ii) If the Required Holder(s) require that such Guarantor provide such Acceptable Credit Support, such Guarantor shall have 10 Business Days following notice thereof to post such Acceptable Credit Support. If such Guarantor fails to post Acceptable Credit Support within such 10-Business Day period, the other Guarantors may at their option post such Acceptable Credit Support on behalf of such Guarantor on or before the 5th Business Day following such initial 10-Business Day period.
     (iii) The provision by a non-defaulting Guarantor of Acceptable Credit Support for the benefit of a defaulting Guarantor under the circumstances contemplated by clause (ii) above shall not release such defaulting Guarantor from any liability under this Guaranty Agreement. For avoidance of doubt, if Acceptable Credit Support shall not have been provided within the time periods specified above, whether by the defaulting Guarantor or any non-defaulting Guarantor, an Event of Default shall have occurred under clause (xvii) of paragraph 7A of each of the Shelf Agreement.
13.	TERMINATION AND RELEASE. Subject to the provisions of Section 7, and except to the extent that any Guarantor’s obligations arising hereunder prior to such time have not been fulfilled, this Guaranty Agreement shall terminate and each of the Guarantors shall be absolutely, unconditionally and irrevocably released and discharged of any and all obligations hereunder upon (a) the indefeasible payment in full of the Notes, (b) with respect to Marathon, payment of the Marathon Pro Rata Portion of the Guaranteed Obligations and (c) with respect to the TEPPCO Guarantors, payment of the TEPPCO Pro Rata Portion of the Guaranteed Obligations.

14.	PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Guaranty Agreement to the contrary notwithstanding, any payment of a Credit Fee that is due hereunder on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the Credit Fee payable on such next succeeding Business Day.

15.	NOTICES. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be in writing, and any such communication shall become effective when received, addressed in the following manner: (a) if to any TEPPCO Guarantor, to it at 1100 Louisiana Street, Houston, TX 77002, Attention: General Counsel, (b) if to Marathon, to it at 5555 San Felipe Road, Houston, Texas 77056, Attention: Treasurer, or (c) if to any holder of a Note, to the respective addresses set forth in the Information Schedule to the Shelf Agreement; provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other parties hereto.

16.	CONSTRUCTION. The section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

17.	SEVERABILITY. If any provision of this Guaranty Agreement, or the application thereof to any person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Guaranty Agreement, and the application of that provision to other persons or circumstances shall not be affected but, rather, shall be enforced to the extent permitted by applicable law.

18.	SUCCESSORS. The terms and provisions of this Guaranty Agreement shall be binding upon and inure to the benefit of each of the Guarantors and the holders of the Notes from time to time and their respective permitted successors, transferees and assigns.

19.	ENTIRE AGREEMENT; AMENDMENT. This Guaranty Agreement expresses the entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded. No amendment of or supplement to this Guaranty Agreement, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by the party to be bound thereby.

20.	TERM OF GUARANTY AGREEMENT. Except if released in accordance with Section 13 hereof, the Guaranty Agreement and all guarantees, covenants and agreements of each of the Guarantors contained herein shall continue in full force and effect and shall not be discharged (a) with respect to Marathon, until such time as the Marathon Pro Rata Portion of the Guaranteed Obligations shall be paid or otherwise discharged in full and (b) with respect to the TEPPCO Guarantors, until such time as the TEPPCO Pro Rata Portion of the Guaranteed Obligations shall be paid or otherwise discharged in full.

21.	SURVIVAL. All warranties, representations and covenants made by each of the Guarantors herein or in any certificate or other instrument delivered by such Guarantor or on such Guarantor’s behalf under this Guaranty Agreement shall be considered to have been relied upon by the holders of the Notes and shall survive the execution and delivery of this Guaranty Agreement, regardless of any investigation made by the holder of the Notes or on their behalf.

22.	FURTHER ASSURANCES. Each of the Guarantors hereby agrees to execute and deliver all such instruments and take all such action as the holders of the Notes may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

23.	GOVERNING LAW. This Guaranty Agreement has been executed and delivered in the State of New York and shall be governed by, construed and enforced in all respects in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein, without regard to principles of conflicts of laws.

24.	SUBMISSION TO JURISDICTION. Each of the Guarantors hereby irrevocably submits itself to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County, of the United States of America and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of, or relating to, this Guaranty Agreement or the subject matter hereof, and hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceedings, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper and (ii) any right which it may have to a trial by a jury. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such parties if given by registered or certified mail, return receipt requested, or by any other means or mail which requires a signed receipt, postage prepaid, mailed to such parties has herein provided in Section 15.

25.	CONDITIONS TO EFFECTIVENESS. This Guaranty Agreement shall become effective on the date hereof (the “Effective Date”), subject to the following conditions:
     (a) Certain Documents. Prudential shall have received the following, each duly executed and in form, scope and substance satisfactory to Prudential:
(i)	a counterpart of this Guaranty Agreement;

(ii)	a certificate of the Secretary or other officer of each TEPPCO Guarantor (or, with respect to any Guarantor that is a limited partnership, of its general partner and with respect to any Guarantor that is a member-managed limited liability company, of its managing member), (A) attaching resolutions evidencing approval of the transactions contemplated by this Guaranty Agreement and any other documents to be executed and delivered in connection herewith or therewith and the execution, delivery and performance thereof, authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, (B) attaching copies of the constitutive documents of each TEPPCO Guarantor (or, with respect to any Guarantor that is a limited partnership, of its general partner and with respect to any Guarantor that is a member-managed limited liability company, of its managing member), as applicable, or, in the case of TEPPCO, certifying that there have been no changes to such constitutive documents since May 21, 2007, (C) certifying as to the names, titles and true signatures of the officers or other authorized persons of each TEPPCO Guarantor (or, with respect to any Guarantor that is a limited partnership, of its general partner and with respect to any Guarantor that is a member-managed limited liability company, of its managing member), as applicable, authorized to sign, on behalf of such Guarantor, this Guaranty Agreement and any other documents to be executed and delivered in connection herewith or therewith, (D) attaching good standing certificates from the jurisdiction of organization of each Guarantor (and, with respect to any Guarantor that is a limited partnership, its general partner and with respect to any Guarantor that is a member-managed limited liability company, of its managing member), and (E) certifying that no dissolution or liquidation proceedings as to any Guarantor (and, with respect to any Guarantor that is a limited partnership, its general partner and with respect to any Guarantor that is a member-managed limited liability company, of its managing member), have been commenced or are contemplated;

(iii)	a favorable opinion of special New York counsel to the TEPPCO Guarantors and favorable opinions of counsel to each of the TEPPCO Guarantors and, with respect to any TEPPCO Guarantor that is a limited partnership, of its general partner and with respect to any Guarantor that is a member-managed limited liability company, of its managing member (each such counsel to be reasonably acceptable to such Purchaser), in each case in form, scope and substance reasonably satisfactory to Prudential, and as to such matters as Prudential may reasonably require;

(iv)	any additional documents or certificates as may be reasonably requested by Prudential; and

(v)	evidence, in form and substance satisfactory to Prudential, that the conversion of TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership into TEPPCO satisfied all of the conditions set forth in Section 10 (b) of the Original Sponsor Guaranty, such evidence to include, without limitation, an officer’s certificate stating that such conversion and the assumption agreement required by Section 10(b) (ii) of the Original Sponsor Guaranty comply with the provisions of Section 10(b) of the Original Sponsor Guaranty and that such officer has confirmed such compliance with legal counsel not unsatisfactory to the Majority Holder(s).

     (b) Representations and Warranties; No Default; No Material Adverse Effect. After giving effect to this Guaranty Agreement and the transactions contemplated hereby, (i) the representations and warranties of each Guarantor contained in this Guaranty Agreement shall be true on and as of the date hereof, (ii) there shall exist on the date hereof no Event of Default or Default (as such terms are defined in the Shelf Agreement), and (iii) on the date hereof there shall exist or have occurred no condition, event or act which could reasonably be expected to have a Material Adverse Effect.
     (c) Proceedings. All corporate, partnership, limited liability company and other actions taken or to be taken in connection with the transactions contemplated hereby and all documents incident to the foregoing shall be satisfactory in form, scope and substance to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as Prudential may reasonably request.
     (d) Fees. The Guarantors shall have paid all fees and expenses of Baker Botts L.L.P, counsel to Prudential, as reflected in the statement of such counsel delivered to one or more of the Guarantors prior to the date hereof.
26.	RESTATEMENT OF ORIGINAL SPONSOR GUARANTY. The parties hereto agree that, on the Effective Date: (a) the Guaranteed Obligations represent, among other things, the restatement, renewal, amendment, extension, and modification of the “Guaranteed Obligations” as defined in the Original Sponsor Guaranty; (b) this Guaranty Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Original Sponsor Guaranty in its entirety; and (c) the entering into and performance of their respective obligations under this Guaranty Agreement and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished, or discharged the “Guaranteed Obligations” under the Original Sponsor Guaranty, or the other “Note Documents” executed in connection with the Original Sponsor Guaranty, all of which shall continue under and be governed by this Guaranty Agreement and the other Note Documents, except as expressly provided otherwise herein or therein.

     IN WITNESS WHEREOF, each of the Guarantors has caused this Amended and Restated Guaranty Agreement to be duly executed and delivered as of the date and year first above written.

TCTM, L.P.

By:	TEPPCO GP, Inc., its sole general partner

	By:	/s/ William G. Manias Name: William G. Manias
Title: Vice President and Chief Financial Officer

TEPPCO MIDSTREAM COMPANIES, LLC

By:	TEPPCO GP, Inc., its sole manager

	By:	/s/ William G. Manias Name: William G. Manias
Title: Vice President and Chief Financial Officer

TEPPCO PARTNERS, L.P.

By:	Texas Eastern Products Pipeline Company, LLC, its sole general partner

	By:	/s/ William G. Manias Name: William G. Manias
Title: Vice President and Chief Financial Officer

TE PRODUCTS PIPELINE COMPANY, LLC

By:	TEPPCO GP, Inc., its sole manager

	By:	/s/ William G. Manias Name: William G. Manias
Title: Vice President and Chief Financial Officer
Signature Page to Guaranty Agreement

MARATHON OIL CORPORATION

By:	/s/ Paul C. Reinboll Name: Paul C. Reinboll
Title: VP Finance and Treasurer
Signature Page to Guaranty Agreement

Agreed to as of the Effective Date:
THE PRUDENTIAL INSURANCE COMPANY
    OF AMERICA

By:	/s/ Brian Thomas Vice President
Signature Page to Guaranty Agreement